Exhibit 99.1

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595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

FOR IMMEDIATE RELEASE	SYMBOL:DEVC
April 17, 2006	TRADED:Nasdaq

DEVCON INTERNATIONAL CORP. REPORTS

FULL YEAR FINANCIAL RESULTS

DEERFIELD BEACH, FL, April 17, 2006 - Devcon International Corp. (NASDAQ: DEVC) today reported a net loss from continuing operations for the year ended December 31, 2005 of $16.9 million ($2.86 per fully diluted share), compared to net income from continuing operations of $8.9 million for the previous year ($1.75 per fully diluted share).

In 2005, revenue increased $30.9 million to $84.9 million, a 57 percent increase when compared to 2004 revenue of $54.0 million. Our operating loss from continuing operations increased $12.7 million to $16.3 million for 2005 compared to $3.6 million in 2004. The operating loss increase is primarily attributable to our construction division reporting an operating loss of $2.9 million in 2005 compared to operating income of $4.6 million in 2004, in addition to our materials divisions reporting an operating loss of $6.9 million in 2005, an increased operating loss of $ 3.4 million when compared to 2004.

As part of Devcon’s continued expansion into the electronic security services industry, in September 2005, we sold our U.S. Virgin Island materials operation for $13.3 million, and therefore, the financial results of this operation are reported separately as discontinued operations for all periods presented.

The reported net loss for the year ended December 31, 2005, including continuing and discontinued operations was $14.3 million ($2.42 per fully diluted share), compared to net income of $10.6 million for 2004 ($2.09 per fully diluted share).

The electronic security services division in 2005 reported an increase in revenue of $17.6 million to $18.5 million, which resulted in an operating loss of $0.8 million after taking into consideration amortization charges amounting to $3.9 million related to acquired recurring revenue customer service contracts. The increased revenue is a result of completing the acquisitions of the electronic security services businesses of Adelphia Communications in February 2005 and Boca Raton, Florida-based Coastal Security Corporation in November 2005.

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Mr. Ruzika stated, “During 2005, we made significant progress in the transformation of Devcon from a provider of construction services and building materials in the Caribbean into a significant regional provider of electronic security services. The re-branding of Adelphia’s operations has been completed and the integration of Coastal’s operations into Devcon’s is well underway. In January 2006, we began to take advantage of the operating leverage available to us by successfully transferring all customer accounts being monitored by our Naples center to our center in Boca Raton, which was acquired in the Coastal transaction. Now that we have completed the merger with Guardian International, Inc., we are well-positioned to provide service to businesses, large and small, as well as the ever-expanding residential markets in Florida, while taking advantage of the excellent cost, marketing and service synergies available to us as we continue to combine the operations of these three companies.”

Our construction division reported a decrease in operating profits of $7.5 million, resulting in an operating loss of $2.9 million. This substantial decline was primarily the result of an increase in the estimated costs to complete a marina project in the U S. Virgin Islands due to operational difficulties encountered during the year. As a result, the anticipated gross margin on this project was reduced by $5.2 million during the year. In addition, based upon an in-depth review of the division, we recorded a $1.1 million impairment charge with respect to the long-lived assets of the division.

Mr. Ruzika stated that “the results of the division are disappointing, and we have taken appropriate steps, which include a re-alignment of management, as well as the implementation of various process changes that have improved operational discipline and information flow, in an attempt to improve the performance of this division.” Mr. Ruzika added that “the Company will continue to pursue the objective of maximizing the value of this division by pursuing an orderly disposition of some or all of the division’s operations during 2006.”

The materials division reported an operating loss of $6.9 million for 2005 versus a loss of $3.6 million in 2004. During 2005, we recorded a $2.8 million impairment charge with respect to long-lived assets at our Puerto Rico and Sint Maarten/St. Martin operations. In addition, during 2005 we continued to experience shortages of cement supply which resulted in operational inefficiencies, as well as declining sales. Mr. Ruzika stated, “We have arranged for an alternative supply of cement and, so far in 2006, we have not experienced any shortages.”

In March 2006 we sold our Antigua operations for $ 5.1 million in cash and we recently reached a verbal agreement to sell our Puerto Rico operations for $0.7 million in cash. We expect to close this transaction within a few weeks. We continue to raise prices for our products in Sint Maarten/St. Martin on the Island of St. Marten and accompanied by tightly managing expenses, we currently expect significant improvement in the results of operations of this division during 2006.

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About Devcon

Devcon has three operating divisions and an operating joint venture. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on Sint Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, and on Puerto Rico.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward- looking words such as “anticipate,” “believe,” “could,” estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The Company’s year-end 2005 conference call is scheduled for 10:00 a.m. ET, Wednesday, April 19, 2006. To participate in the call, dial 800-257-7063. The call may also be accessed through a live webcast link on the Company’s Internet home page, www.devc.com. The webcast will be archived for one month following the call.

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DEVCON INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts shown in thousands except share and per share data)

	2005	2004	2003
Revenue
Materials revenue	$26,318	$26,529	$24,410
Materials revenue, related party	—	1,308	2,540
Construction revenue	32,669	14,657	12,249
Construction revenue, related party	6,665	10,394	4,855
Security revenue	18,515	943	—
Other revenue	701	184	—

Total revenue	84,868	54,015	44,054
Cost of Sales
Cost of Materials	(24,492)	(23,257)	(22,906)
Cost of Construction	(36,909)	(17,547)	(15,254)
Cost of Security	(8,044)	(648)	—
Cost of Other	(407)	(156)	—

Gross profit	15,016	12,407	5,894
Operating expenses
Selling, general and administrative	(26,085)	(14,125)	(9,526)
Severance and retirement	(1,155)	(1,664)	(1,996)
Impairment of assets	(4,066)	(203)	(2,859)

Operating loss	(16,290)	(3,585)	(8,487)
Other income (expense)
Joint venture equity earnings	340	71	107
Interest expense	(2,650)	(164)	(151)
Interest income, receivables	500	2,631	2,445
Interest income, banks	316	266	167
Other income	861	—	306
Loss on early extinguishment of debt	(1,008)	—	—
Gain on Antigua Note	804	10,970	—
(Loss) income from continuing operations before income taxes	(17,127)	10,189	(5,613)
Income tax benefit (expense)	220	(1,286)	32
Net (loss) income from continuing operations	$(16,907)	$8,903	$(5,581)
Income from discontinued operations, net of income taxes of $1,708, ($845), and $2,420 in 2005, 2004, and 2003 respectively	2,591	1,734	(3,036)

Net (loss) income	$(14,316)	$10,637	$(8,617)

Basic (loss) income per share:
Continuing operations	$(2.86)	$2.04	$(1.66)

Discontinued operations	$.44	$.40	$(.91)

Net income	$(2.42)	$2.44	$(2.57)

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	2005	2004	2003
Diluted (loss) income per share:
Continuing operations	$(2.86)	$1.75	$(1.67)

Discontinued operations	$.44	$.34	$(.91)

Net income	$(2.42)	$2.09	$(2.57)

Weighted average number of shares outstanding:
Basic	5,904,043	4,363,476	3,351,817

Diluted	5,904,043	5,096,566	3,351,817

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO Devcon International Corp. 561-208-7200